Exhibit 3.1

Unusual Machines, Inc.

Third Amendment to the Amended and Restated Bylaws

Article III, Section 3.05 of Stockholder Quorum and Voting Requirements is hereby amended by deleting it in its entirety and replacing it with the following:

(a) One third of the aggregate voting power of the outstanding shares of all classes of voting stock then entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.

(b) If a quorum is present, action by the stockholders on a matter other than the election of directors is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, unless a greater percentage is required by the Nevada Revised Statutes or a lesser percentage is required as provided in Section 3.05(c) below

(c) Directors of the Company shall be elected by a plurality of such shares.

After a quorum has been established at a stockholders’ meeting, the subsequent withdrawal of stockholders, so as to reduce the number of stockholders entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof. Where a separate vote by a class or any series is required, one third of the aggregate voting power of such class or series entitled to vote shall constitute a quorum of such class or series to take action with respect to a vote on that matter and such matter shall be approved by such class or series if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action as set forth in Section 3.05(b) above, unless otherwise provided for by the class or series, as applicable.

Except as provided below, voting shall be by ballot on any question as to which a ballot vote is demanded prior to the time the voting begins by any person entitled to vote on such question; otherwise, a voice vote shall suffice. Unless otherwise provided in the Articles, all elections of directors shall be by written ballot. No ballot or change of vote shall be accepted after the polls have been declared closed following the ending of the announced time for voting.

Effective: August 12, 2026